UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2004

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On November 22, 2004 we announced financial results for our third quarter ended October 31, 2004.

We added approximately 419,000 total subscriptions in the third quarter, more than double the number we added in the same quarter of last year. In the past twelve months, our total installed base has more than doubled to approximately 2.3 million. Of the 419,000 net new subscriptions added in the quarter, approximately 316,000 are DIRECTV with TiVo subscriptions, or over twice the number of DIRECTV with TiVo subscriptions added in the same quarter of last year. New TiVo-Owned subscription additions in the quarter were approximately 103,000, a 75% increase compared to the same quarter of last year.

Net revenues for the third quarter were $38.3 million. Of this amount, service revenues increased 73% to $27.7 million, compared with $16.0 million for the same quarter last year. Net loss for the quarter was $(26.4) million, or $(0.33) per share, compared to a net loss of $(7.4) million, or $(0.11) per share, for the three months ended October 31, 2003. The increase in net loss and net loss per share for the quarter reflects our previously announced investment in subscription acquisition activities to accelerate sub growth during fiscal year 2005.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2004	October 31, 2003	October 31, 2004	October 31, 2003
Service revenues	$27,678	$16,018	$74,170	$42,477
Technology revenues	699	6,656	7,141	13,671

Service and Technology revenues	28,377	22,674	81,311	56,148

Hardware sales	27,894	24,479	60,823	47,345
Rebates, rev share & other pmts to channel	(17,944)	(3,897)	(29,508)	(5,045)

Net revenues	38,327	43,256	112,626	98,448

Cost of service revenues	6,505	4,370	18,934	12,453
Cost of technology revenues	1,465	4,464	6,135	11,113
Cost of hardware sales	28,486	25,413	68,056	48,149

Gross margin	1,871	9,009	19,501	26,733

Research and development	9,291	5,432	26,428	16,693
Sales and marketing	14,212	5,704	25,838	14,205
General and administrative	4,366	3,949	12,399	11,788

Loss from operations	(25,998)	(6,076)	(45,164)	(15,953)

Interest and other income (expense), net	(274)	(1,197)	(905)	(3,552)
Provision for taxes	(78)	(115)	(108)	(152)

Net loss attributable to common stockholders	$(26,350)	$(7,388)	$(46,177)	$(19,657)

Net loss per common share - basic and diluted	$(0.33)	$(0.11)	$(0.58)	$(0.30)

Weighted average common shares used to calculate basic & diluted	80,267	68,226	80,088	66,027

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31, 2004	January 31, 2004
ASSETS
Cash, cash equivalents and short-term investments	$88,532	$143,235
Accounts receivable, net	25,158	12,131
Inventories	36,434	8,566
Prepaid expenses and other	6,888	9,063
Intangible, property and equipment, net	10,733	10,896

Total assets	$167,745	$183,891

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$50,623	$31,967
Deferred revenue	85,458	80,287
Convertible notes payable, long term (Face Value $10,450)	7,301	6,005
Total stockholders’ equity	24,363	65,632

Liabilities & stockholders’ equity	$167,745	$183,891

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	October 31, 2004	October 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(46,177)	$(19,657)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	5,508	8,649
Changes in:
Working capital	(21,955)	(12,857)
Long-term prepaid assets and liabilities	2,077	(204)
Deferred revenue	5,171	3,271

Net cash used in operating activities	(55,376)	(20,798)

Net cash used in investing activities	(3,126)	(1,637)

Net cash provided by financing activities	3,799	40,041

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	143,235	44,201
Balance at end of period	88,532	61,807

Net increase (decrease) in cash	$(54,703)	$17,606

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended		Nine Months Ended
(Subscriptions in thousands)	October 31, 2004	October 31, 2003	October 31, 2004	October 31, 2003
Subscription Net Additions
TiVo-Owned	103	59	234	130
DIRECTV	316	150	737	248

Total Subscription Net Additions	419	209	971	378

Cumulative Subscriptions
TiVo-Owned	890	526	890	526
DIRECTV	1,413	476	1,413	476

Total Cumulative Subscriptions	2,303	1,002	2,303	1,002

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	46%	36%	46%	36%

Included in the 2,303,000 subscriptions are approximately 40,000 product lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, subscriptions, and future earnings and financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Factors That May Affect Future Operating Results” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Quarterly Report on Form 10-Q for the quarters ended April 30, 2004 and July 31, 2004. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: November 22, 2004	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President Worldwide Operations and Administration (Principal Financial and Accounting Officer)